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                                                                  EXHIBIT 3.2(a)

                          CERTIFICATE OF THE SECRETARY
                                       OF
                            BAM! ENTERTAINMENT, INC.

        I, the undersigned, certify that:

        1. I am the duly elected and acting secretary of BAM! Entertainment, Inc., a Delaware corporation (the "Corporation").

        2. The following resolution was adopted by the Written Consent of the Shareholders of the Corporation effective December 28, 2000:

        "AMENDMENT OF BYLAWS.

        RESOLVED, Article III, Section 1 of the Bylaws is hereby deleted in its entirety and replaced with the following paragraph:

               Section 1.

                      No more than eight (8) directors shall constitute the
               Board of Directors. The number may be changed by resolution of the Board of Directors or by the stockholders at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each Director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders."

        IN WITNESS WHEREOF, I have subscribed my name effective December 28,
2000.


                                              /s/ George M. Sundheim, III
                                              ----------------------------------
                                              George M. Sundheim, III